Filed Pursuant to Rule 433
Registration Statement No. 333-267182

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to the VanEck® Gold Miners ETF
Issuer	HSBC Bank plc (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately three years, if not called on the first two Observation Dates
Market Measure	The VanEck® Gold Miners ETF (Bloomberg symbol: "GDX")
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The Closing Market Price of the Market Measure on any Observation Date times its Price Multiplier as of that day
Observation Dates	Approximately one, two and three years after the pricing date
Call Level	100% of the Starting Value
Call Amounts (per Unit)	[$11.50 to $11.60] if called on the first Observation Date, [$13.00 to $13.20] if called on the second Observation Date and [$14.50 to $14.80] if called on the final Observation Date, each to be determined on the pricing date
Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the principal amount at risk
Threshold Value	100% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Observation Level on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, accept an early exit from the investment, and are willing to accept that their return on their investment will be capped at the applicable Call Premium, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	sec.gov/Archives/edgar/data/1140465/000110465923100390/tm2325232d2_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not called, you will lose up to 100% of the principal amount.
•	Your investment return is limited to the return represented by the applicable Call Premium.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	The notes are not insured or guaranteed by any governmental agency of the United Kingdom, the United States or any other jurisdiction.
•	You may lose some or all of your investment if any UK bail-in power (or any other resolution measure) is exercised by a relevant UK resolution authority.
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	As a noteholder, you will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
•	All of the securities held by the Market Measure are concentrated in the gold and silver mining industry.
•	A limited number of securities may affect the Market Measure, and the Market Measure is not necessarily representative of the gold and silver mining industry. The performance of the Market Measure may be influenced by gold and silver prices
•	There is no direct correlation between the value of the notes or the price of the Market Measure, on the one hand, and gold and silver prices on the other hand.
•	The notes will be subject to small-capitalization or mid-capitalization companies risk.
•	NYSE Arca, Inc., the sponsor and compiler of the Market Measure, retains significant control and discretionary decision-making over the Market Measure, which may have an adverse effect on the return of the notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.